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                                                                    Exhibit 3.63

(LETTERHEAD OF OPUS MINERALS INC.)



June 26, 2000

Investor Relations Group (Ontario) Inc.
Suite 210
580 Hornby Street
Vancouver, B.C.
V6C 3B6

Dear Sirs:

Opus Minerals Inc. ("Opus") and Investor Relations Group (Ontario) Inc. ("IRG") entered into a consulting agreement made as of the 15/th/ day of November, 1999, (the "Agreement') a copy of which is annexed hereto as Schedule "A" and made a part hereof. In consideration of the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency whereof is hereby acknowledged) we agree to amend the Agreement as follows:

     1. Article 2.8 is amended by extending the initial term of the agreement to terminate on July 1, 2001 with an option for an additional year at terms and conditions to be mutually agreed upon.

     2.  Article 3.1 is amended by increasing the monthly fee to $20,000.

     3. Article 3 be amended to include the granting of additional options to purchase up to 150,000 common shares of Opus at the price of $2.55 US for a period of two years expiring June 30, 2002.

     4. In all other respects the Agreement is unamended, time to continue to be of the essence thereof.
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 ...2

If the foregoing correctly sets out agreement agreements, please indicate your approval by signing below.


                                        Sincerely,

                                        OPUS MINERALS INC.



                                        Per:  Romaine Gilliland
                                              President

Accepted and agreed this 30/th/ day of June, 2000.

                                        INVESTOR RELATIONS GROUP
                                        (OPTARIO) INC.



                                        Per:  Tammey Zenoil
                                              Vice-President
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                           DATED: November 15, 1999


                              OPUS MINERALS INC.



                                     -and-




                    INVESTOR RELATIONS GROUP (ONTARIO) INC.
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THIS CONSULTING AGREEMENT made as of the 15/th/ day of November 1999.


BETWEEN:
          OPUS MINERALS INC. of
          1 First Canadian Place
          P.O. Box 369, Suite 745
          100 King Street West
          Toronto Ontario M5X 1E2

          (hereinafter referred to as the "Corporation")    OF THE FIRST PART

          INVESTOR RELATIONS GROUP (ONTARIO) INC. of
          Suite 1600 - 2 First Canadian Place
          Toronto, Ontario
          M5X 1J5

          (hereinafter referred to as the "Consultant")     OF THE SECOND PART

WHEREAS the Corporation wishes to retain the Consultant for its business and the Consultant has agreed to provide such services to the Corporation.

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, it is hereby agreed by and between the parties as follows:

                                   ARTICLE 1

Definitions
-----------

1.1 For the purpose of this Agreement, "Consulting Services" shall mean the corporate and investor relations services relating to the business, products, and services of the Corporation to be provided by the Consultant, and in particular but without restricting the generality of the foregoing, includes arranging broker and analyst meetings, contacts, arranging attendance or representation of the Corporation at conferences of analysts and, subject to the control and direction of the Corporation, preparing corporate and product related materials for distribution to brokers, analysts, and investment advisers, and distributing same to brokers, analysts and investment advisors. The Consultant shall provide such materials to individuals upon request and the Corporation agrees to provide the Consultant with sufficient materials to fulfil these requests and to defray all attendant costs.

1.2 The terms "subsidiaries", "associates" and "affiliated corporations" as used in this Agreement shall have the meanings ascribed thereto in the Business Corporations Act of Ontario.

                                   ARTICLE 2

Engagement of the Consultant and Its Duties
-------------------------------------------

2.1 The Corporation hereby engages the services of the Consultant and the Consultant hereby accepts the engagement of its services by the Corporation, subject to the terms and conditions hereinafter contained and subject to obtaining the necessary regulatory approval hereto.

2.2 The Consultant shall provide the Consulting Services to the Corporation in such manner as the Corporation and the Consultant may reasonably agree, and shall devote such of its time as is necessary to properly render the Consulting Services to the Corporation, and all its effort, skills, attention and energies during that time to the performance of its duties as herein set forth.

2.3 The Corporation acknowledges that it is aware of the Consultant's many outside activities, duties and financial interests and agrees that the performance of such activities and duties and involvement of such financial interests will not be construed as a breach of this Agreement, provided that the Consultant provides the Consulting Services on a basis which does not impair the activities and business interests of either the Corporation or the Consultant.

2.4 In providing the Consulting Services, the Consultant will be relying upon information received from the Corporation, and will so disclose this fact in all communications. The Corporation agrees to provide the Consultant with such information, financial records, documents and product information as may facilitate the performance of the Consulting Services by the Consultant.

2.5 In the event of any misstatements, misrepresentations or omissions in information as provided by the Corporation to the Consultant and as utilized by the Consultant in the performance of the Consulting Services that may result in liability to the Consultant, the Corporation agrees to indemnify and save harmless the Consultant against any such claims or liabilities.

2.6 The Consultant agrees that it will perform the Consulting Services in accordance with all applicable laws including, but not limited to the Ontario Securities Act, the rules and policies of the Canadian Dealing Network, the Securities Exchange Commission Acts of 1933 and 1934, its rules and regulations, the rules and policies of the NASD Stock Quotation Service and any other regulatory bodies as applicable.

2.7 The Consultant agrees to indemnify and save the Corporation harmless with respect to any claim, suit, proceedings or judgement, whether regulatory or of a court of competent jurisdiction arising from any breach of the Agreement by the Consultant.

2.8 The term of this Agreement shall be for a period of one (1) year commencing on the 15/th/ day of November 1999 and with an option for an additional year at terms and conditions as mutually agreed upon. The indemnities provided herein at sections 2.5 and 2.7 will survive the termination of this Agreement.

2.9 Notwithstanding section 2.8, either party may terminate this Agreement by providing the other party with at least 30 days written notice.

2.10 The Consultant shall at all times be an independent contractor and not the servant or agent of the Corporation. No partnership, joint venture or agency will be created or will be deemed to be created by this Agreement or by any action of the parties under this Agreement. The Consultant is not an agent, servant or employee of the Corporation, nor shall it represent itself to have any such relationship with the Corporation. The Consultant shall be an independent contractor with control over the manner and means of its performance. Neither the Consultant nor its employees or agents shall be entitled to rights or privileges applicable to employees of the Corporation including, but not limited to, liability insurance, group insurance, pension plans, holiday paid vacation and other benefit plans which may be available from time to time between the Corporation and its employees.

2.11 The Consultant shall be responsible for the management of its employees and without limiting the generality of the foregoing, shall be responsible for payment to the proper authorities of all unemployment insurance premiums, Canada Pension Plan contributions, Worker's Compensation premiums and all other employment expenses for all of the Consultant's employees. The Consultant shall be responsible for deduction and remittance of all income tax due from itself and its employees.


                                   ARTICLE 3
Compensation
------------

3.1 The Corporation agrees to pay the Consultant, in consideration of the provision by the Consultant of the Consulting Services to the Corporation, the sum of fifteen thousand ($15,000) per month with the first month's fee due and payable upon execution of this Agreement. Thereafter, the monthly fee of $15,000 is payable in advance of the month in which services are to be rendered.

3.2 The Corporation agrees to reimburse the Consultant for all reasonable disbursements including travel and accommodation expenses, printing and mailing costs, long-distance charges, outside services and all other out-of-pocket expenses incurred by the Consultant in the performance of its obligations pursuant to the Agreement, provided that the Consultant will not incur any single expenditure that exceeds $1,000 without obtaining the prior written consent of the Corporation. The Consultant agrees to provide the Corporation with receipts for disbursements and expenses incurred where procurable.

3.3 The Corporation agrees to enter into an agreement to grant to the Consultant, or its designate, upon terms and conditions as determined by the various Regulatory Authorities governing the Corporation, the sole and exclusive right and option to purchase all or any part of up to three hundred thousand (300,000) common shares of its capital as fully paid and non-assessable shares, exercisable at the price of $0.90 per share for a period of two (2) years.

3.3 The Corporation shall cause to be filed, as soon as practicable, any documentation including Registration Statement(s) Form S-1 or Form S-8 or a demand registration statement under Form S-3 as applicable, for all applicable jurisdictions to ensure that the shares to be issued under the provisions of this Option shall be freely tradable.


                                   ARTICLE 4
Confidentiality
---------------

4.1 The Consultant will not, directly or indirectly, use, disseminate, disclose, communicate, divulge, reveal, publish, use for its own benefit, copy, make notes of, input into a computer data base or preserve in any way any confidential information relating to the Corporation or its subsidiaries, associates or affiliated corporations whether during the term of this Agreement or thereafter, unless it first received written permission to do so from an authorized officer of the Corporation.

4.2 For the purposes of this Agreement, "confidential information" is information disclosed to or acquired by the Consultant relating to the business of the Corporation, or its subsidiaries, associates or affiliated corporations, their projects or the personal affairs of their directors, officers and shareholders, including information developed or gathered by the Consultant which has not been approved by the Corporation for public dissemination. Confidential information does not include information in the public domain, information released from the provisions of this Agreement by written authorization of an authorized officer of the Corporation, information which is part of the general skill and knowledge of the Consultant and does not relate specifically to the business of the Corporation, and information which is authorized by the Corporation to be disclosed in the ordinary course or is required by law or applicable regulatory policy to be disclosed.


                                   ARTICLE 5
Miscellaneous
-------------

5.1 Any notice required or permitted to be given hereunder shall be given by hand delivery, facsimile transmission or by registered mail, postage prepaid, addressed to the parties at their respective addresses as previously set forth and any such notices given by hand delivery or by facsimile transmission shall be deemed to have been received on the date of delivery or transmission and if given by prepaid registered mail, shall be deemed to have been received on the third business day immediately following the date of mailing. The parties shall be entitled to give notice of changes of addresses from time to time in the manner hereinbefore provided for the giving of notice.

5.2  Time shall be the essence of this Agreement.

5.3 The provisions of this Agreement shall inure to the benefit of and be binding upon the Corporation and the Consultant and their respective successors and assigns. This Agreement shall not be assignable by the Consultant.

5.4 This Agreement constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussion, whether oral or written, of the parties hereto in connection with the subject matter hereof. No supplement, modification, waiver or termination of this Agreement shall be binding, unless executed in writing by the parties to be bound thereby.

5.5  This Agreement shall be governed by the laws of Ontario.

IN WITNESS WHEREOF this Agreement has been executed by the parties.

                         )  OPUS MINERALS INC.
                         )
                         )
                         )  Per:
                         )
                         )  Authorized Signatory
                         )
                         )
                         )  INVESTOR RELATIONS GROUP (ONTARIO) INC.
                         )
                         )
                         )  Per:
                         )
                         )  Authorized Signatory